Significant Subsidiaries

Legal Name	Jurisdiction of Incorporation	Proportion of Ordinary Shares Held by the Company
Polestar Holding AB	Sweden	100%
Polestar Automotive (Singapore) Pte. Ltd.	Singapore	100%
Polestar Performance AB	Sweden	100%
Polestar Automotive Canada Inc.	Alberta, Canada	100%
Polestar Automotive USA Inc.	Delaware, U.S.	100%
Polestar Automotive US Investment Inc.	Delaware, U.S.	100%
Polestar Automotive Belgium BV	Belgium	100%
Polestar Automotive Germany GmbH	Germany	100%
Polestar Automotive Netherlands BV	Netherlands	100%
Polestar Automotive Sweden AB	Sweden	100%
Polestar Automotive Austria GmbH	Austria	100%
Polestar Automotive Denmark ApS	Denmark	100%
Polestar Automotive Finland Oy	Finland	100%
Polestar Automotive Switzerland GmbH	Switzerland	100%
Polestar Automotive Norway A/S	Norway	100%
Polestar Automotive Korea Limited	South Korea	100%
Polestar Automotive Australia PTY Ltd	Australia	100%
Polestar Automotive (Singapore) Distribution Pte. Ltd.	Singapore	100%
Polestar Automotive Ireland Limited	Republic of Ireland	100%
PLSTR Automotive Portugal Unipessoal Lda	Portugal	100%
Polestar Automotive Poland sp. zo. o	Poland	100%
Polestar Automotive UK Limited	United Kingdom	100%
Polestar Automotive Spain S.L	Spain	100%
Polestar Automotive Luxembourg SARL	Luxembourg	100%
Polestar Automotive Czech Republic s.r.o	Czech Republic	100%
Polestar Automotive Italy s.r.l	Italy	100%
Polestar Automotive France SAS	France	100%
Polestar Manufacturing Holding Korea LLC	South Korea	100%
Polestar Automotive (China) Group Co., Ltd.	People's Republic of China	100%
Polestar Automotive China Distribution Co., Ltd.	People's Republic of China	100%
Polestar Automotive Consulting Service (Shanghai) Co., Ltd.	People's Republic of China	100%
Polestar Automotive Distribution (Taizhou) Co., Ltd.	People's Republic of China	100%
Polestar Automotive (Chongqing) Co., Ltd.	People's Republic of China	100%
Polestar Automotive (Singapore) Investment Pte Ltd	Singapore	100%